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                                                                  Execution Copy
November 6, 2000

Glenn J. Smith

Re:  Amendment to Employment Agreement dated April 13, 2000

Dear Glenn:


The following sets forth the agreement between you and The Grand Union Company, a Delaware corporation (the "Company"), regarding the terms of the amendment ("Amendment") to the employment agreement between you and the Company dated April 13, 2000 (the "Employment Agreement"). In this regard, the Employment Agreement is amended such that the amount of the Termination Payments set forth in paragraphs 7(a) and 7 (b) are deleted and replaced in the aggregate by the termination payments set forth in the Sale Bonus Agreement dated November 6, 2000 and the Retention Bonus Agreement dated November 6, 2000. Accordingly, you are eligible for the Sale Bonus Payments and Retention Bonus Payments pursuant to the terms of those agreements and are no longer eligible for the Termination Payments under your Employment Agreement. In the event you are Involuntarily Terminated, as such term is defined in the Sale Bonus and Retention Bonus Agreements, you shall receive such Retention Bonus Payments within three (3) days of the date of such Involuntary Termination and shall receive such Sale Bonus Payments upon a Change in Control, as such term is defined in the Sale Bonus Agreement. If your employment is not terminated, you shall receive the Sale Bonus Payments and Retention Bonus Payments as set forth in those agreements. The Employment Agreement is further amended by deleting the following paragraphs: (i) paragraph 3(d) relating to SERP eligibility and (ii) paragraph 4 and attachment A relating to stock options. The Employment Agreement is clarified to indicate that (i) under paragraph 3(b) the minimum performance threshold under the Bonus Plan for Fiscal Year 2001 is $77,000,000 of EBITDA and
(ii) Change of Control as defined in the Employment Agreement includes a sale of substantially all of the Company's assets or a change of ownership effectuated through a bankruptcy proceeding.

All other terms of your Employment Agreement shall continue in full force and effect and the October 2, 2000 amendment of your Employment Agreement is null and void and shall be of no effect. This Amendment has been approved by the Board and by the Bankruptcy Court and all amounts payable hereunder shall be paid as an administrative expense in such Bankruptcy proceeding.

                           Sincerely,

                           The Grand Union Company


                           By: _____________________________________
                               Name: Gary M. Philbin
                               President and Chief Executive Officer




Agreed to as of this 6th day of November, 2000.



__________________________________
Glenn Smith